EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 05/25/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.29%	2.61%	-0.01%
Class B Units	0.27%	2.55%	-0.35%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MAY 25, 2007

The Grant Park Futures Fund posted small gains during the past week. Positions in the interest rate sector accounted for the majority of profits; losses came mainly from the stock indices and metals.

Short positions in the interest rate sector provided the bulk of profits during the week as yields on government instruments rose around the globe. The biggest gains came from positions in the foreign markets, where prices for fixed income instruments fell along every part of the yield curve in response to the release of some healthy economic data. Prices for Euro Bunds and Euribor were lower after a higher-than-expected reading on the German Ifo, a survey of German business sentiment. The data suggested to investors that European short-term interest rates could be headed higher from their current level of 3.75%. The biggest monthly advance in new home sales in the U.S. in 14 years spurred a sell-off in Treasury notes as well as Eurodollars, resulting in gains for short positions. New home sales rose 16.2% during April.

Long positions in the stock indices sustained losses after share markets closed out a volatile week in lower territory. After initially trading higher at the onset of the week, prices for the S&P Composite Index and Nasdaq-100 fell as the jump in new home sales along with a better-than-expected reading on durable goods orders gave investors reason to speculate that the U.S. Federal Reserve would probably not be in a position to lower interest rates during 2007. Foreign markets also reported losses after the London FTSE-100 and Tokyo Nikkei closed lower.

Lastly, long positions in the metals sector reported losses as prices for industrial metals fell during the week. Analysts suggested that the strength in the U.S. dollar during the week was the main reason for the fall in prices for raw materials. Long positions in nickel, aluminum and copper sustained the largest losses in the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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